Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
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Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

March 8, 2022

Credit Suisse AG

Paradeplatz 8

CH 8001 Zurich, Switzerland

To the addressee set forth above:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-238458-02) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes (the “Notes”) to be issued from time to time pursuant to the Senior Indenture dated as of March 29, 2007 (as amended and supplemented from time to time and in effect as of the date hereof, the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and all statements as to factual matters in certificates of officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

March 8, 2022 Page 2

Based upon the foregoing, we advise you that, in our opinion, when the specific terms of particular Notes have been duly authorized and established in accordance with the terms of the Indenture, and such Notes have been duly authorized, executed, issued, delivered, and authenticated by the Trustee, in accordance with the Indenture and the distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Notes, (i) the terms of such Notes shall have been duly established under the Indenture, and such Notes, and the offer, sale and issuance of such Notes shall have been duly authorized by the Company and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation in good standing under the laws of Switzerland; (iii) the Trustee is, and shall remain, validly existing and in good standing under the laws of the jurisdiction of its organization; (iv) the effectiveness of the Registration Statement under the Securities Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, shall not have been terminated or rescinded; (v) the Indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the Company and the Trustee; (vi) the execution and delivery of the Indenture and such Notes by each party thereto, and the performance by each such party of its obligations thereunder, are within its corporate powers, do not and will not contravene, or constitute a default under, its articles of association, articles of incorporation, bylaws or any other constitutive documents and require no action by or in respect of, or filing with, any governmental body, agency or official; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of the Indenture or the Notes. We have also assumed that none of the terms of any Notes to be established subsequent to the date hereof, nor the issuance and delivery of such Notes, nor the compliance by the Company with the terms of such Notes, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or of any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law. In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

March 8, 2022 Page 3

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinions of Homburger AG, Swiss legal counsel for the Company, dated March 8, 2022, to be filed by the Company with the Commission as exhibits to a Current Report on Form 6-K concurrently with this opinion, and our opinion is subject to the same assumptions, qualifications, and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. In addition, if a pricing supplement relating to the offer and sale of any particular Notes is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Latham & Watkins LLP, as United States special counsel to Credit Suisse AG, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse AG and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse AG, enforceable against Credit Suisse AG in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Latham & Watkins LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by the Company as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Latham & Watkins LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Latham & Watkins LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture

March 8, 2022 Page 4

with respect to the trustee, all as stated in the opinion of Latham & Watkins LLP dated March 8, 2022, which was filed by the Company as an exhibit to a Current Report on Form 6-K on March 8, 2022. [This opinion is also subject to the discussion, as stated in such opinion, of the enforcement of securities denominated in a foreign currency.] [Latham & Watkins LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such special counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.]”

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Latham & Watkins LLP